CONVERSION NOTICE

April 21, 2004

     On March 2, 2003, Flextronics International Ltd., a Singapore company (the “Company”), acting through its branch office in Hong Kong, entered into a Note Purchase Agreement (the “Agreement”) with the purchasers named in Exhibit A hereto (each a “Purchaser”). On March 20, 2003, pursuant to the Agreement, the Company issued to each Purchaser a Convertible Junior Subordinated Note due 2008 (the “Note”) in the principal amount (the “Face Amount”) set forth on Exhibit A next to the respective name of each Purchaser.

     WHEREAS, The Company has the right, subject to the provisions of Section 4(c) of the Note, to cause the conversion of the Face Amount of each Note into a number ordinary shares of the Company, par value S$0.01 per share, determined by dividing the Face Amount by $10.50 (the “Conversion Price”).

     WHEREAS, the Closing Price (as defined in the Note) of the ordinary shares of the Company for each of the 15 consecutive Trading Days (as defined in the Note) ending on the date of this notice equals or exceeds 150% of the Conversion Price.

     WHEREAS, the Company intends to file a registration statement on Form S-3 (the “Registration Statement”) covering the Notes and the ordinary shares issuable upon conversion of the Notes.

     NOW THEREFORE, the Company hereby notifies each Purchase that it is exercising its right under Section 4(c) of the Note to convert the entire Face Amount of each Note into the number of ordinary shares set forth on Exhibit A next to the respective name of each Purchaser. In lieu of the fractional shares set forth on Exhibit A next to the respective name of each Purchaser, cash will be paid in accordance with Section 4(d)(v) of the Note. The Conversion Date (as such term is defined in the Note) shall be the Trading Day immediately following the date on which the Registration Statement is declared effective by the Securities and Exchange Commission. The Company will provide notice of such effectiveness in writing to each Purchaser. Each Purchaser shall surrender its Note for conversion to [Fenwick & West LLP, counsel for the Company], at the address set forth below:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Cynthia E. McAdam, Esq.

[Signature Page Follows]

Very truly yours, FLEXTRONICS INTERNATIONAL LTD.
By:	/s/: Manny Marimuthu
	Name:	Manny Marimuthu
	Title:	Authorized Signatory

[Signature Page to Conversion Notice]

EXHIBIT A

PURCHASERS

	Face Amount of		Fractional Shares
Name of Purchaser	Notes	Ordinary Shares	to be Paid in Cash
Silver Lake Partners Cayman, L.P. 320 Park Avenue, 33rd Floor New York, NY 10022 Attention: Yolande Jun Facsimile: (650) 233-2501	$189,137,627.08	18,013,107	0.34
Silver Lake Investors Cayman, L.P. 320 Park Avenue, 33rd Floor New York, NY 10022 Attention: Yolande Jun Facsimile: (650) 233-2501	$5,321,551.54	506,814	0.43
Silver Lake Technology Investors Cayman, L.P. 320 Park Avenue, 33rd Floor New York, NY 10022 Attention: Yolande Jun Facsimile: (650) 233-2501	$540,821.38	51,506	0.80
Integral Capital Partners VI, L.P. 2750 Sand Hill Road Menlo Park, CA 94025 Facsimile: (650) 233-0366	$5,000,000.00	476,190	0.48

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